Exhibit 99.1
FOR IMMEDIATE RELEASE

August 2, 2018

THE EASTERN COMPANY REPORTS NET SALES OF $60.9 MILLION AND
 EARNINGS OF $0.52 PER DILUTED SHARE FOR THE SECOND QUARTER OF 2018

Naugatuck, CT – The Eastern Company (NASDAQ:EML) today announced the results of operations for the second quarter of 2018.  Sales for the second quarter were $60.9 million, compared to $58.0 million for the same period in 2017.  Net income for the second quarter of 2018 was $3.3 million, or $0.52 per diluted share, compared to $1.5 million, or $0.23 per diluted share, for the same period last year.

Mr. August Vlak, President and CEO, stated that "the 5% increase in sales for the second quarter of 2018 compared to the same period in 2017 reflects sustained organic growth across all three of our business segments.  Our Industrial Hardware segment grew by 2% in the second quarter of 2018 compared with the second quarter of 2017 as a result of sales growth in the heavy duty truck, sports utility vehicles, and military markets.  Security Product segment sales grew by 10% in the second quarter of 2018 compared to the same period in 2017, in part as a result of strong growth of our Illinois Lock business and Greenwald Industries winning significant new business over our competition in the commercial laundry market.  In our Metal Products segment, second quarter 2018 sales were up 6% compared to the second quarter of 2017.  This segment continues to benefit from diversification into new industrial markets."

Net income increased 122% to $3.3 million for the second quarter of 2018 from $1.5 million for the comparable period of 2017.  The growth in net income was primarily attributable to the absence of one-time costs related to the acquisition of Velvac Holdings, Inc. ("Velvac") in the second quarter of 2017. Gross margins were 25% of net sales in the second quarter of 2018 compared to 27% of net sales in the second quarter of 2017.  Mr. Vlak commented that "the favorable impact from cost reduction and cost absorption were more than offset by higher material costs, primarily due to increases in prices for steel, zinc, copper and scrap iron.  While we were able to recover some of the increases in raw material prices, price increases often lag cost increases.  In addition, we started to scale back our investments in the development of new technology products, as we began to take initial orders at Road-iQ, a division of Velvac, and for gPay at Greenwald Industries.  Road-iQ is a connected vehicle vision technology that provides both active and passive safety features to drivers of RVs, trucks and other specialty vehicles, and gPay is a new payment system that enables consumers to use their mobile phones to pay for their laundry."

Mr. Vlak added that "in the second quarter of 2018, the Company also acquired substantially all of the assets of Load N Lock Systems, Inc., ("Load N Lock"), including products and intellectual property. Load N Lock is a leader in innovative truck cap and tonneau cover locks that keep truck contents safe and secure and has developed and patented the first integrated power lock for the industry.  The addition of Load N Lock adds new talent to our business and helps us build scale in attractive end-markets.

Mr. Vlak continued that "in July 2018, we repatriated approximately $5.5 million in cash from our overseas subsidiaries and used these funds to repay our outstanding revolving line of credit.  The acquisition of Load N Lock and the repatriation of overseas cash are important steps in the execution of our three-part strategy of optimizing our portfolio businesses, improving execution and building our balance sheet.  Despite continued macroeconomic uncertainty, we believe our businesses are well positioned to benefit from underlying growth in several of our core markets in 2018."

The Eastern Company will host a conference call to discuss its results for the second quarter and first half of 2018 and other matters on Tuesday, August 7, 2018 at 9:00 a.m. Eastern Time.  Participants can access the conference call by phone at (888) 669-0684.  Participants can also join via the web at https://www.webcaster4.com/Webcast/Page/1757/26769.

About The Eastern Company
The Eastern Company is 160-year old manufacturer of industrial hardware, security products and metal castings.  It operates 16 locations in the United States, Canada, Mexico, Taiwan and China.

Safe Harbor for Forward-Looking Statements
Statements in this document about our future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission. Any statements that are not statements of historical fact, including statements containing the words "believes," "intends", "continues," "reflects," "plans," "anticipates," "expects," and similar expressions, should also be considered to be forward-looking statements. Readers should not place undue reliance on these forward-looking statements, which are based upon management's current beliefs and expectations.  These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements.  Among the risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to changing customer preferences, lack of success of new products, loss of customers and increased prices for raw materials.  There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including those set forth in our reports and filings with the Securities and Exchange Commission.  We undertake no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		SIX Months Ended	
	13 wks	13 wks	26 wks	26 wks
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net Sales	$60,860,852	$58,044,743	$120,305,849	$94,088,038
Net Income	$3,258,477	$1,466,402	$6,358,672	$2,983,543
Net Income Per Share:				
Basic	$0.52	$0.23	$1.02	$0.48
Diluted	$0.52	$0.23	$1.01	$0.47
Weighted average shares outstandings:				
Basic	6,265,315	6,258,467	6,264,435	6,257,482
Diluted	6,292,317	6,285,339	6,291,437	6,270,918